Exhibit 10.1

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential.

LICENSE AGREEMENT

This License Agreement is made and entered into as of July 14, 2025 (the “Execution Date”) and made retroactively effective as of July 1st, 2025 (the “Effective Date”) by and between

DEBIOPHARM INTERNATIONAL SA, a joint stock company duly established under the laws of Switzerland, with registered company number CH-550-0173350-8, the registered office of which is located at Forum “après-demain”, Chemin Messidor 5-7, 1006 Lausanne, Switzerland (“DEBIOPHARM”),

And

REPARE THERAPEUTICS, INC., a company duly established under the laws of Canada, having its principal place of business at 7171 Frederick Banting Building 2 Suite 300, Saint-Laurent, QC H4S 1Z9, Canada (“REPARE”);

WITNESSETH:

WHEREAS, DEBIOPHARM is a pharmaceutical company that possesses expertise in the research, regulatory, development, manufacture and, through sublicensees, commercialization of pharmaceutical products on a worldwide basis;

WHEREAS, REPARE is a leading clinical-stage precision oncology company focused on a synthetic lethality approach to discovering and developing novel therapeutics;

WHEREAS, DEBIOPHARM and REPARE entered into that certain Combination Study Collaboration Agreement, effective as of January 3, 2024 and dated January 3, 2024, to conduct a clinical study defined as “Module 4 of the MYTHIC clinical study”, combining REPARE’s compound, the generic name of which is “Lunresertib”, and DEBIOPHARM’s compound referenced to as “Debio 0123” to treat selected patients with some solid tumors, including ovarian cancer, and such study which is sponsored by REPARE is ongoing as at the Effective Date;

WHEREAS, DEBIOPHARM wishes to be granted by REPARE an exclusive license in and to “Lunresertib,” mainly to develop and commercialize it in combination with the DEBIOPHARM Compound referenced as “Debio 0123”, in any and all indications, worldwide, and REPARE wishes to grant DEBIOPHARM such a license;

NOW, THEREFORE, in consideration of the foregoing and the covenants and obligations set forth in this Agreement, DEBIOPHARM and REPARE agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Unless the context otherwise requires, the terms in this Agreement, when used with initial capital letters, shall have the meanings set forth below or at their first use in this Agreement:

“Accounting Standards”: means, with respect to DEBIOPHARM, DEBIOPHARM’s accounting policies as consistently applied, and with respect to REPARE, REPARE’s accounting policies as consistently applied.

“Acquirer Activities”: shall have the meaning ascribed to such term in Section 3.6(ii) hereof.

“Affiliate”: means any corporation or other legal entity controlled by, controlling, or under common control with DEBIOPHARM or REPARE. For the purpose of this definition, the term “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of a corporation or other legal entity, or to hold the effective power to appoint or dismiss members of the management.

“Agreement”: means this written license agreement, including the Exhibits.

“API”: means an active pharmaceutical ingredient, i.e., any substance intended to be used in the manufacture of a drug product and that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment or prevention of disease or to affect the structure or any function of the body of man or other animals.

“Applicable Laws”: means any and all of the applicable laws, rules and regulations, including any rules, regulations, guidelines, administrative guidance, or other requirements of any Governmental Authorities (including any Regulatory Authorities) that may be in effect from time to time in any country or jurisdiction of the Territory.

“Budget”: shall have the meaning ascribed to such term in Section 3.1(ii) hereof.

“Business Day”: means any day other than a Saturday, a Sunday or a day on which commercial banks located in Lausanne, Switzerland, or Saint-Laurent, Canada, are authorized or required by law to remain closed.

“Calendar Year”: shall mean a time period of one (1) year beginning on January 1 and ending on December 31, provided, however, that (i) the first Calendar Year of the Term shall commence on the Effective Date and shall end on December 31 of the same year, and (ii) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and shall end on the date of termination or expiration of this Agreement.

“Change of Control”: means any of the following events:

(i)
any Third Party (or group of Third Parties acting in concert) becomes the shareholder or beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of a Party normally entitled to vote in election of directors (however, for DEBIOPHARM any change of control within the family members of the current shareholder or beneficial owner shall not be considered as a Change of Control);

(ii)
a Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into a Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of a Party preceding such consolidation or merger; or

(iii)
a Party conveys, transfers or leases all or substantially all of its assets to any Third Party.

“Claim”: means any claim, demand, lawsuit and/or cause of action (whether criminal or civil, in contract, tort or otherwise) for losses or damages.

“Combination Product”: means any therapeutic product that combines (i) the REPARE Product together with (ii) the DEBIOPHARM Product, [***]. A Combination Product shall be deemed to be distinct from another Combination Product when [***].

“Combination Study

Collaboration Agreement”: shall mean that certain Combination Study Collaboration Agreement entered into by and between the Parties, which is effective as of January 3, 2024, and is dated January 3, 2024, which is attached as Exhibit 1 hereto.

“Commercialization” or

“Commercialize”: means the commercial manufacture, marketing, promotion, sale, offering for sale, distribution, and/or commercial importation and exportation of a REPARE Product or a Combination Product.

“Competing Product”: means any pharmaceutical product, other than a REPARE Product or a Combination Product, that [***].

“Competitive Infringement”: shall have the meaning ascribed to such term in Section 6.3 hereof.

“Confidential Information”: means any information of a confidential or proprietary nature disclosed by a Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) in connection with this Agreement, the Non-disclosure Agreement, the Combination Study Collaboration Agreement or the Supply Agreement, including but not limited to each Party’s or its Affiliates’ invention disclosures, proprietary materials, data, including any Data, know-how, including any Know-How, technologies, trade secrets, and/or manufacturing, marketing, personnel and other business information and plans, whether in oral, written, graphic or electronic form. Information shall not be deemed “Confidential Information” hereunder, and the Receiving Party shall have no obligation with respect to any information if it is:

(i) known by the Receiving Party prior to disclosure by the Disclosing Party, as evidenced by internal records or documentation of the Receiving Party; or

(ii) information which is available to the public or subsequently becomes available to the public through no fault of the Receiving Party; or

(iii) information that is received by the Receiving Party from an independent Third Party not acting on behalf of the Disclosing Party and with the lawful right to disclose such information; or

(iv) information that the Receiving Party can establish was independently developed by its (or its Affiliates’) employees or contractors without the use of or reference to Confidential Information of the Disclosing Party.

“Control” or “Controlled”: means, with respect to any Know-How, Patents, or other Intellectual Property Rights, including proprietary or trade secret information, the legal authority or right (whether by ownership, license, or otherwise, other than a license granted pursuant to this Agreement) of a Party to grant a license or a sublicense of or under such Know-How, Patents, or other Intellectual Property Rights, to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“Copyrights”: means, collectively, all works of authorship, mask works and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof.

“Country”: means either (i) a country or (ii) a subdivision of a country where a separate Marketing Authorization is to be obtained to bring a REPARE Product or Combination Product to market, and in either case within the Territory. For the sake of clarity, and by way of example, each of the Hong Kong Special Administrative Region and the Macau Special Administrative Region shall be deemed a Country.

“Cover,” “Covering,”

or “Covered”: means, with respect to a product or technology and a patent or patent application, that, but for ownership of or a license under such patent, the development, manufacture, Commercialization, or other exploitation of such product or practice of such technology by a Person would infringe a claim of such patent or, with respect to a claim included in any patent application, would infringe such claim if such patent application were to issue as a patent.

“CTA”: means a clinical trial application.

“Data”: means any and all research data, technical data, test and development data, pre-clinical and clinical data, formulations, processes, protocols, study reports, scientific and regulatory communications, regulatory files and the like which are developed by either Party prior to the Effective Date or during the Term and pertaining to the REPARE Compound, a REPARE Product, the DEBIOPHARM Compound, a DEBIOPHARM Product or a Combination Product.

“Data/Marketing Exclusivity”: means, with respect to any Country, an additional market protection, beyond Patents, granted by a Regulatory Authority in such Country which confers an exclusive Commercialization period during which DEBIOPHARM, its Affiliates and/or Sublicensees have the exclusive right to market, price and sell a REPARE Product or Combination Product in such Country through a regulatory exclusivity right such as a new chemical entity exclusivity, a new use or indication exclusivity, a new formulation exclusivity, an orphan drug exclusivity, a pediatric exclusivity, and any applicable data exclusivity, including, by way of example, any period of marketing exclusivity under Section 505(j)(4)(D) of the United States Federal Food, Drug, and Cosmetic Act.

“DEBIOPHARM”: shall have the meaning ascribed to such term at the beginning of this Agreement.

“DEBIOPHARM Background

Know-How”: means any and all of the DEBIOPHARM’s Know-How which is Controlled by DEBIOPHARM, or its Affiliates, at the Effective Date.

“DEBIOPHARM Compound”: means [***].

“DEBIOPHARM Foreground

Know-How”: means the Know-How which is developed or generated by employees of DEBIOPHARM or its Affiliates (or Third Parties which will have assigned such Know-How to DEBIOPHARM and/or its Affiliates) after the Effective Date and pursuant to this Agreement.

“DEBIOPHARM Foreground

Patent”: means any Patent for any Invention relating to the DEBIOPHARM Compound, a DEBIOPHARM Product, the REPARE Compound, a REPARE Product, a Combination Product, or any Diagnostic Tool, or any process which uses a DEBIOPHARM Compound, a DEBIOPHARM Product, the REPARE Compound, a REPARE Product, a Combination Product, or a Diagnostic Tool, conceived and reduced to practice by employees of DEBIOPHARM or its Affiliates (or Third Parties which will have assigned their rights to DEBIOPHARM and/or its Affiliates) after the Effective Date.

“DEBIOPHARM Indemnitees”: shall have the meaning ascribed to such term in Section 10.2 hereof.

“DEBIOPHARM Intellectual

Property Rights”: means any and all of the DEBIOPHARM Background Know-How, DEBIOPHARM Foreground Know-How, DEBIOPHARM Foreground Patents, DEBIOPHARM Trademarks, and, any interest of DEBIOPHARM in the Joint Intellectual Property, and any other Intellectual Property Rights Controlled by DEBIOPHARM.

“DEBIOPHARM Product”: means a therapeutic product that contains the DEBIOPHARM Compound, in any dosage form, formulation and mode of administration and for all present and future Indications.

“DEBIOPHARM Trademarks”: means the Trademarks used by DEBIOPHARM to register, promote, sell, license, and distribute a Combination Product, a REPARE Product, or a Diagnostic Tool in any Country.

“Delay”: shall have the meaning ascribed to such term in Section 19.11 hereof.

“Diagnostic Tool”: means [***].

“Direct Royalties”: shall have the meaning ascribed to such term in Section 4.5 hereof.

“Effective Date”: means the effective date of this Agreement shown at the beginning of this Agreement.

“Electronic Delivery”: shall have the meaning ascribed to such term in Section 19.18 hereof.

“Excess”: shall have the meaning ascribed to such term in Section 3.1(ii) hereof.

“Execution Date”: means the date of execution of this Agreement shown at the beginning of this Agreement.

“Exhibit”: means any or all of the exhibits attached to this Agreement.

“Expert”: means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or any of either Party’s Affiliates who, with respect to a dispute concerning a financial, scientific, technical or regulatory matter, possesses appropriate expertise to resolve such dispute.

“FDA”: means the Food and Drug Administration of the United States of America, or a successor federal agency thereto.

“Field”: means all uses, including the diagnosis, prevention and treatment of diseases and other conditions in all indications, in humans and animals.

“Fifth Patient”: means in [***]

“First Commercial Sale”: means the [***]

“Generic Product”: means, in a particular Country with respect to a REPARE Product or Combination Product (as applicable), any drug product that: (i) contains the same active ingredient(s) as such REPARE Product or Combination Product; (ii) has received all necessary approvals by the applicable Regulatory Authorities authorizing the marketing and sale of such product; (iii) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of DEBIOPHARM or any of its Affiliates or Sublicensees with respect to such product; and (iv) is approved for use in such Country pursuant to an abbreviated regulatory approval process governing approval of follow-on drug products based on the then-current standards for regulatory approval in such country (e.g., an abbreviated new drug application submitted pursuant to Section 505(j) of the FD&C Act (21 U.S.C. 355(j)), a new drug application submitted pursuant to Section 505(b)(2) of the FD&C Act (21 U.S.C. 355(b)(2)), or a relevant equivalent under foreign law) and where such regulatory approval was based in whole or in part upon the findings by the Regulatory Authority of clinical safety and efficacy based on data generated by REPARE or DEBIOPHARM or DEBIOPHARM’s Affiliate or Sublicensee.

“Good Clinical Practices”

or “GCP”: means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) as set forth in the European Commission Directive 2001/20/EC of April 4, 2001 relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by the European Commission Directive 2005/28/EC of April 8, 2005 laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products; (ii) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”), Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for clinical trials on medicinal products in the European Union; (iii) the Declaration of Helsinki (1964) as last amended at the 59th World Medical Association (WMA) General Assembly in October 2008 and any further amendments or clarifications thereto; (iv) the United States Code of Federal Regulations, Title 21, Parts 50 (“Protection of Human Subjects”), 56 (“Institutional Review Boards”) and 312 (“Investigational New Drug Application”), as may be amended from time to time; and (v) the equivalent Applicable Laws in any relevant country or jurisdiction, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and result reports are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Good Laboratory Practices”

or “GLP”: means all applicable good laboratory practices, including (i) the United States Code of Federal Regulations, Title 21, Part 58 (“Good Laboratory Practice for Nonclinical Laboratory Studies”), as may be amended from time to time, and (ii) the relevant Applicable Laws in any relevant country or jurisdiction in the Territory, each as may be amended and applicable from time to time.

“Good Manufacturing

Practices” or “GMP”: means all applicable good manufacturing practices including, as applicable, (i) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in the European Commission Directive 2003/94/EC of October 8, 2003 laying down the principles and guidelines of good manufacturing practices; (ii) the principles detailed in the United States Code of Federal Regulations, Title 21, Parts 210 (“Current Good Manufacturing Practice in Manufacturing, Processing, Packing or Holding of Drugs; General”), 211 (“Current Good Manufacturing Practice for Finished Pharmaceuticals”), 606 (“Current Good Manufacturing Practice for Blood and Blood Components”) and 610 (“General Biological Products Standards”), as may be amended from time to time; (iii) the Rules Governing Medicinal Products in the European Union, Volume 4, “EU Guidelines to Good Manufacturing Practice, Medicinal Products for Human and Veterinary Use”; (iv) the principles detailed in ICH Q7A “Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients”; and (v) the equivalent Applicable Laws in any relevant country or jurisdiction, each as may be amended and applicable from time to time.

“Governmental Authority”: means any supranational, national, federal, state or local court, agency, authority, department, regulatory body or other governmental instrumentality.

“ICC”: means the International Chamber of Commerce, an organization the international secretariat of which is located in Paris, France.

“ICC Rules”: means the arbitration rules of the ICC.

“IND”: means an investigational new drug application as defined in the United States Federal Food, Drug, and Cosmetic Act and the United States Code of Federal Regulations, Title 21, Part 312 (“Investigational New Drug Application”), as amended and applicable regulations promulgated thereunder by the FDA, or an equivalent application submitted to an equivalent Regulatory Authority in any other country or jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such country or jurisdiction, including a CTA.

“Indemnified Party”: shall have the meaning ascribed to such term in Section 10.3 hereof.

“Indemnifying Party”: shall have the meaning ascribed to such term in Section 10.3 hereof.

“Indication”: means any indication bearing a distinct basic reference number under the list of diseases officially published by the World Health Organization (WHO) that is in effect at the relevant time during the Term.

By way of example, the list of diseases that is effective at the Effective Date is the International Statistical Classification of Diseases and Related Health Problems

11th Revision (ICD-11), and under ICD-11 two “Indications” have distinct basic reference numbers when any of the first four (4) letter and/or digits of the reference are different; for example, (i) 2B90 “Malignant neoplasm of colon” is an “Indication”, and (ii) 2B90.0 “Malignant neoplasm of ascending colon and right flexure of colon”, 2B90.1 “Malignant neoplasm of descending colon and splenic flexure of colon”, 2B90.2 “Malignant neoplasm of transverse colon”, 2B90.3 “Malignant neoplasm of sigmoid colon”, 2B90.Y “Other specified malignant neoplasms of colon”, and 2B90.Z “Malignant neoplasms of colon, unspecified” shall constitute one “Indication” and shall be deemed the same “Indication” as 2B90 “Malignant neoplasm of colon”; 2B80 “Malignant neoplasms of small intestine” and 2B90 “Malignant neoplasm of colon” have basic reference numbers with different first four (4) letter and/or digits, and constitute therefore two distinct “Indications”.

Notwithstanding the foregoing, in the event of any uncertainty, as to whether certain conditions fall under the same “Indication” or not, a distinct “Indication” shall be [***].

“Intellectual Property Rights”

or “IP”: means all intellectual property and industrial property rights of any kind or nature throughout the world, including all (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals related to any of the foregoing; (v) trade secrets and all other confidential information, Know-How, inventions, proprietary processes, formulae, models and methodologies; (vi) rights of publicity, privacy and rights to personal information; (vii) all rights in the foregoing and in other similar intangible assets; (viii) and all applications and registrations for the foregoing.

“Inventions”: means any discovery, whether or not patentable, made as a result of the research or development activities of a Party or the Parties pursuant to this Agreement, but excluding [***].

“Investigator Sponsored

Research”: shall mean any unsolicited preclinical or clinical research regarding a REPARE Product or Combination Product that is conceived, initiated, conducted and/or sponsored under the full responsibility of a Third Party, such as an academic institution, an association, a clinical site or an investigator, which may be fully or partially funded by a grant from a governmental body, academic institution, association or any other Third Party, and which shall include without limitation as to the terminology used any expert initiated research (EIR), investigator initiated research (IIR), investigator sponsored study (ISS), investigator sponsored trial (IST), investigator initiated study (IIS), or investigator initiated clinical trial (IICT). For the sake of clarity, an industry-initiated study or clinical trial, where the investigator salary and research or clinical costs are fully or partially covered by a Third Party that is a pharmaceutical company that conceived, initiated, conducted and/or sponsored such research or trial, shall not be deemed an Investigator Sponsored Research. For the purpose of this definition, a “pharmaceutical company” means any company that commercially develops, markets and/or commercializes drug products and/or diagnostic products.

“Joint Intellectual Property”: shall mean the (i) Joint Inventions, (ii) Joint Know-How, and (iii) Joint Patents.

“Joint Inventions”: means any and all Inventions made jointly by one or more DEBIOPHARM’s employees (or DEBIOPHARM’s Affiliates or any other Third Party designated by DEBIOPHARM and/or its Affiliates) and REPARE’s employees (or REPARE’s Affiliates or any other Third Party designated by REPARE and/or its Affiliates), at any time during the Term.

“Joint Know-How”: means Know-How generated or developed jointly by DEBIOPHARM (including its Affiliates and any other Third Party designated by DEBIOPHARM), and REPARE (including its Affiliates and any other Third Party designated by REPARE), at any time during the Term.

“Joint Patents”: means any and all Patents claiming any Joint Invention.

“Know-How”: means technical and other information, including information comprising or relating to concepts, discoveries, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development or other developments), formulations, processes (including manufacturing processes, specifications and techniques), and any such information contained in the Data, including documents containing any of the above, relating to the use or development [***].

“Licensed Rights”: means any and all of the rights licensed to DEBIOPHARM in accordance with Section 2.1 hereof.

“Losses”: shall have the meaning ascribed to such term in Section 10.1 hereof.

“MAA”: means a “Marketing Authorization Application” to market [***] in any Country, as defined in the Applicable Laws and filed with the Regulatory Authority of such Country.

“Major European Market(s)”: means any or all of the following Countries:

[***]

“Marketing Authorization”: means, in respect of any Country, receipt from the applicable Regulatory Authority of the final authorization required (in compliance with Applicable Laws) to place any pharmaceutical product on the market in such Country for sale for any purpose (excluding any pricing or reimbursement approval).

“Milestone Payment(s)”: shall have the meaning ascribed to such term in Section 4.3 hereof.

“MYTHIC Clinical Study”: means the “Module 4 of the MYTHIC clinical study” as defined in Section 1.70 “Study” of the Combination Study Collaboration Agreement, which is being performed as at the Effective Date.

“NDA”: means a new drug application, as specified in Section 505(b) of the United States Federal Food, Drug, and Cosmetic Act and in the United States Code of Federal Regulations, Title 21, Part 314, filed with the FDA or the equivalent application filed with any other Regulatory Authority to obtain a Marketing Authorization for a REPARE Product or Combination Product (as applicable) in a Country.

“Net Sales”: means, [***]

“Non-disclosure Agreement”: shall have the meaning ascribed to such term in Section 19.5 hereof.

“Notice”: shall have the meaning ascribed to such term in Section 16.1 hereof.

“Party” or “Parties”: means either DEBIOPHARM or REPARE, as the context requires, and, when used in the plural form, shall mean DEBIOPHARM and REPARE.

“Patents”: means all rights under any patent or patent application in any country Covering the REPARE Compound, a REPARE Product, a Combination Product, the DEBIOPHARM Compound, or a DEBIOPHARM Product, or any process which uses the REPARE Compound, a REPARE Product, a Combination Product, the DEBIOPHARM Compound, or a DEBIOPHARM Product, including any substitution, extension, patent term restoration, or supplementary protection certificate (“SPC”), reissue, re-examination, renewal, division, continuation or continuation-in-part thereof.

“Person”: means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Authority.

“Phase 2 Clinical Trial”: means a human clinical trial intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar clinical study prescribed by any applicable Regulatory Authority, from time to time, pursuant to Applicable Law or otherwise, including a clinical trial consistent with the United States Code of Federal Regulations, Title 21, Section 312.21(b) “Phase 2”, or any foreign counterpart of it.

“Phase 3 Clinical Trial”: means a human clinical trial that is intended to (i) establish that the product is safe and efficacious for its intended use, (ii) define contraindications, warnings, precautions, and adverse reactions that are associated with the product in the dosage range to be prescribed, and (iii) support Marketing Approval for such product, including a clinical trial consistent with the United States Code of Federal Regulations, Title 21, Section 312.21 (c) “Phase 3”, or any foreign counterpart of it.

“PPG”: shall have the meaning ascribed to such term in Section 3.1(ii) hereof.

“Reasonable Commercial

Efforts”: means those efforts and resources consistent with the efforts and resources used by [***] in pursuing the development or Commercialization of pharmaceutical products in its portfolio [***] all as measured by the facts and circumstances at the time such efforts are due.

“Regulatory Authority”: means, in a particular Country, any applicable Governmental Authority involved in granting approval to initiate or conduct clinical testing in humans, for regulatory approval and/or, to the extent required in such Country, for pricing or reimbursement approval for a REPARE Product or Combination Product in such Country, including (i) the FDA; (ii) the European Medicines Agency (EMA); (iii) the European Commission; (iv) the Japanese Ministry of Health, Labour and Welfare (“MHLW”); and (v) the Japanese Pharmaceuticals and Medical Devices Agency (“PMDA”), and for each of the foregoing (i) through (v) including any successor thereto.

“Regulatory Filings”: means, with respect to the REPARE Compound, a REPARE Product, the DEBIOPHARM Compound, a DEBIOPHARM Product, or a Combination Product, any submission to a Regulatory Authority of any appropriate regulatory application, and shall include any scientific advice request, submission to a Regulatory Authority, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any CTA, IND, MAA, NDA, or the corresponding application in any Country.

“REPARE”: shall have the meaning ascribed to such term at the beginning of this Agreement.

“REPARE Background

Know-How”: means any and all Know-How Controlled by REPARE at the Effective Date.

“REPARE Compound”: means the [***].

“REPARE Foreground

Know-How”: means the Know-How which is developed or generated by employees of REPARE and/or its Affiliates (or Third Parties which will have assigned such Know-How to REPARE and/or its Affiliates) after the Effective Date and pursuant to this Agreement.

“REPARE Indemnitees”: shall have the meaning ascribed to such term in Section 10.1 hereof.

“REPARE Intellectual

Property Rights”: means any and all of the REPARE Background Know-How, REPARE Foreground Know-How, REPARE Patents, any interest of REPARE in the Joint Intellectual Property, and any other Intellectual Property Rights Controlled by REPARE.

“REPARE Patents”: means (i) any and all of the Patents Covering the REPARE Compound and/or a REPARE Product [***].

“REPARE Product”: means a therapeutic product that contains the REPARE Compound as the sole API, in any dosage form, formulation and mode of administration and for all present and future Indications. A REPARE Product shall be deemed to be distinct from another REPARE Product when a distinct Marketing Authorization has been granted for such REPARE Product.

“Royalty” or “Royalties”: means the royalties to be paid by DEBIOPHARM to REPARE in connection with the license to Commercialize [***].

“Royalty Term”: means, on a Country-by-Country and REPARE Product-by-REPARE Product or Combination Product-by-Combination Product (as applicable) basis, the period beginning upon [***] in such Country and ending upon the latest of: [***].

“Single Patient Use” or “SPU”: means a mechanism established by the FDA under its expended access program which provides a mechanism for patients to receive investigational agents when no alternative therapies or clinical trials exist, and any foreign equivalent mechanism, such as, by way of example, any administration of a product under Section 13 (2b) of the German Medicinal Products Act (Arzneimittelgesetz) in Germany.

“Sublicense Agreement”: means any agreement entered into by DEBIOPHARM or any of its Affiliates with a Third Party whereby such Third Party is granted a sublicense, or an option to obtain a sublicense, under the Licensed Rights for the development, manufacture, or Commercialization of a REPARE Product or Combination Product. Notwithstanding anything expressed or implied in the foregoing provisions of this definition, the term “Sublicense Agreement” shall include any agreement entered into with a Third Party whereby such Third Party is granted the right to purchase its supply of REPARE Products or Combination Products in finished form from DEBIOPHARM or its Affiliates for resale unto to the market (distribution agreement). The term “Sublicense Agreement” shall exclude (i) any agreement between DEBIOPHARM or its Affiliate and a Third Party service provider under which a sublicense is granted to such Third Party for the sole purpose of enabling such Third Party to perform contract services on behalf of DEBIOPHARM or its Affiliate (e.g., contract research or development organizations, clinical sites performing clinical trials, universities and scientific institutes); and (ii) contracts with manufacturing companies pertaining to any manufacturing process for the REPARE Compound, a REPARE Product, a Combination Product, the DEBIOPHARM Compound, or a DEBIOPHARM Product.

“Sublicensee”: means a Third Party that has entered into a Sublicense Agreement.

“Sublicensee Royalties”: means the royalties assessed on the Net Sales [***] and effectively paid to DEBIOPHARM and/or its Affiliates by Sublicensees in connection with their right to Commercialize [***].

For clarity, Sublicensee Royalties [***]

“Sublicensee Upfront Fee”: means any payment due to DEBIOPHARM, or its Affiliates, by a Sublicensee in consideration for the sublicense or option to obtain a sublicense granted to such a Sublicensee pursuant to a Sublicense Agreement, including without limitation [***].

“Sublicensing Revenue”: means any payment due to REPARE by DEBIOPHARM based on a Sublicensee Upfront Free.

“Supply Agreement”: shall mean that certain Supply Agreement entered into by and between the Parties, dated February 1, 2024, and which is attached as Exhibit 2 hereto.

“Supply Payment”: shall have the meaning ascribed to such term in Section 3.1(iii) hereof.

“Tax Action”: shall have the meaning ascribed to such term in Section 5.6 hereof.

“Technology Transfer Plan”: shall have the meaning ascribed to this term in Section 2.5 hereof.

“Term”: shall have the meaning ascribed to this term in Section 7.1 hereof.

“Territory”: means all the countries and territories in the world.

“Third Party”: means any Person other than (i) DEBIOPHARM or REPARE or (ii) an Affiliate of DEBIOPHARM or REPARE.

“Third Party Intellectual

Property Rights”: means any and all Intellectual Property Rights Controlled by a Third Party, inasmuch as such Intellectual Property Rights are necessary or reasonably required to make use of the REPARE Compound, a REPARE Product, and/or a Combination Product; but excluding all Intellectual Property Rights Controlled by a Third Party that are necessary or reasonably required to make use of the DEBIOPHARM Compound, a DEBIOPHARM Product, including a DEBIOPHARM Product contained in a Combination Product, and/or a Diagnostic Tool.

“Third Party Royalties”: means the royalties (including running royalties and minimum guaranteed royalties), milestones and/or other consideration payable by DEBIOPHARM, its Affiliates or Sublicensees to a Third Party in consideration for the license to DEBIOPHARM, its Affiliates or Sublicensees in and to the Third Party Intellectual Property Rights with respect to developing, making, having made, using, selling, offering to sell and/or importing the REPARE Compound, a REPARE Product, and/or a Combination Product. [***]

“Trademarks”: means collectively, all registered and unregistered marks, trade names, trade dress rights, logos, taglines, slogans, Internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof.

"Transition Committee" shall have the meaning ascribed to such term in Section 2.6 hereof.

“Upfront Fee”: shall have the meaning ascribed to such term in Section 4.2 hereof.

“Valid Claim”: means:

(i) a claim of an issued patent that has not expired or been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or in any other way; or

(ii) a claim within a patent application that has not been revoked, cancelled, withdrawn, abandoned, or held unpatentable or invalid by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or in any other way, and which has not been pending for more than [***] from its first priority filing date anywhere in the world.

“WHT”: shall have the meaning ascribed to such term in Section 5.6 hereof.

1.2 For purposes of this Agreement (i) words in the singular shall be held to include the plural and vice versa as the context requires, (ii) the words “including” and “include” shall mean “including, without limitation”, unless otherwise specified; (iii) the terms “hereof”, “herein”, “herewith”, and “hereunder”, and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) all references to “Article” or “Section”, unless otherwise specified, are intended to refer to an Article or a Section of this Agreement; (v) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” unless preceded by the word “either” or other language indicating the subjects of the conjunction are, or are intended to be, mutually exclusive; and (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

2. GRANT OF RIGHTS

2.1
Licensed Rights.

REPARE grants to DEBIOPHARM, with effect as of the Effective Date, (i) an exclusive license (even as to REPARE) under the REPARE Intellectual Property Rights, to develop, have developed, improve, have improved, register, have registered, make, have made, use, have used, market, store, package, label, sell, distribute, export and import the REPARE Compound and REPARE Products for use [***] in the Field and in the Territory (the “Licensed Rights”).

2.2 Right to Grant Sublicenses.

The Licensed Rights shall include the right to grant sublicenses under the Licensed Rights and shall also include the right to grant to a Sublicensee the right to grant further sublicenses to the extent of the Licensed Rights. If DEBIOPHARM or any of its Affiliates enters into a Sublicense Agreement or any agreement with a Third Party service provider or manufacturer, DEBIOPHARM shall ensure that the applicable terms and conditions of this Agreement shall apply to the applicable Sublicensee, service provider or manufacturer to the same extent as they apply to DEBIOPHARM with respect to, and to the extent of the Licensed Rights. DEBIOPHARM shall assume full responsibility for the performance of all its obligations under this Agreement and shall be primarily liable for any failure by any of its Sublicensees to comply with all relevant restrictions, limitations, and obligations in this Agreement. DEBIOPHARM shall provide REPARE with a copy of each Sublicense Agreement within [***] after the execution of such Sublicense Agreement; except that any such copy may be reasonably redacted to remove any confidential, proprietary, or competitively sensitive information, but such copy shall not be redacted to the extent that it impairs REPARE’s ability to ensure compliance with this Agreement.

2.3 Clinical Trials.

Notwithstanding the obligation of DEBIOPHARM to ensure that all sublicenses granted by DEBIOPHARM shall be subject to the terms and conditions of this Agreement as set forth in Section 2.2 hereof, DEBIOPHARM shall be entitled to enter into clinical trial agreements and ancillary agreements to such clinical trial agreements (including, without limitation, separate written agreements for the supply of medicinal products or equipment to a clinical site by a sponsor for a clinical trial), the terms and conditions of which might not be consistent with the terms and conditions of this Agreement, provided that such inconsistency results from Applicable Laws or that such clinical agreements and/or ancillary agreements are entered into on the basis of or in relation to templates of agreements that are:

(i)
mandatory templates issued by Governmental Authorities at a national, state, regional, provincial, prefectural or municipal level with jurisdiction over the clinical site;

(ii)
recommended templates issued by Governmental Authorities at a national, state, regional, provincial, prefectural or municipal level, where such templates are subject to widespread acceptance by the clinical sites in the relevant jurisdiction and/or are required by such clinical sites in the performance of clinical trials; or

(iii)
templates issued by semi-governmental bodies, academic institutions, universities or hospitals, which are required by the relevant clinical site for the performance of a clinical trial.

2.4 Diagnostics.

DEBIOPHARM may develop Diagnostic Tools, in its sole discretion. For the sake of clarity, the diligence obligations set forth in Section 3.5 hereof shall not apply to Diagnostic Tools.

2.5 Technology Transfer Plan.

Within [***] as of the Execution Date, the Parties shall sign a Technology Transfer Plan which shall outline in reasonable details the activities required, the timing necessary, and a high-level cost estimate for the transfer to DEBIOPHARM of all development and manufacturing activities with respect to the REPARE Compound and REPARE Products (the “Technology Transfer Plan”). A draft of the Technology Transfer Plan is attached as Exhibit 4 hereto. The Technology Transfer Plan shall describe the activities (including the respective responsibilities) and the timelines necessary for the transfer of sponsorship of the MYTHIC Clinical Study from REPARE to DEBIOPHARM. [***].

2.6 Transition Committee.

Within [***] of the Execution Date, the Parties shall establish a committee to manage the transition set forth in the Technology Transfer Plan (the “Transition Committee”), which shall meet on a regularly scheduled basis to: (i) lead the generation of the Technology Transfer Plan, and (ii) oversee and coordinate activities of the transfer team members of the Parties related to the transfer set forth in the Technology Transfer Plan. Each Party will nominate two (2) representatives to lead the Transition Committee who (a) shall possess a general understanding of research, development, regulatory and manufacturing matters, and (b) shall establish and lead a transition team consisting of experts from all relevant expert functions of the Parties required to coordinate the execution of the Technology Transfer Plan.

2.7 REPARE's Support.

From the Effective Date until [***], REPARE shall make available, at no costs to DEBIOPHARM and at DEBIOPHARM’s reasonable request, [***]. At DEBIOPHARM’s reasonable request, subject to mutual agreement by the Parties on a plan and budget therefor, and subject to the reasonable availability of REPARE resources therefor, REPARE shall reasonably consider providing DEBIOPHARM with [***].

2.8 Assignment of Agreements.

The Parties shall discuss in good faith how they should deal with any agreements which REPARE may have entered into prior to the Effective Date relating to the development, manufacture or supply of the REPARE Compound and REPARE Products. In the event that the Parties agree that any such agreement(s) should and could be assigned to DEBIOPHARM, REPARE shall reasonably cooperate and assist DEBIOPHARM in getting such agreements assigned to DEBIOPHARM or its designee.

2.9 No Other Rights.

Nothing in this Agreement will be interpreted to grant either Party any rights under any Intellectual Property Rights Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise. [***].

3. DEVELOPMENT, MANUFACTURE, AND COMMERCIALIZATION

3.1 Development Responsibilities.

(i)
DEBIOPHARM shall be solely responsible for the development of REPARE Products and Combination Products in the Territory and for any communication with Regulatory Authorities in the Territory with respect thereto. Without limiting the foregoing, DEBIOPHARM shall be the sponsor of, and shall be solely responsible for fulfilling the sponsor requirements of and writing the clinical study report for the MYTHIC Clinical Study.

(ii)
From and after the Effective Date, except as otherwise set forth in this Section 3.1, DEBIOPHARM shall be solely responsible for all costs and expenses related to the conduct and completion of the MYTHIC Clinical Study and MYTHIC clinical study modules 1, 2, and 3, and the costs and expenses related to Intellectual Property, incurred after the Effective Date. Promptly following the Execution Date, REPARE and DEBIOPHARM will [***].

(iii)
DEBIOPHARM shall purchase from REPARE, for a total of [***]. REPARE was responsible for and bore all costs for drug supply for all patients of MYTHIC clinical study modules 1, 2 and 3 under single patient IND until [***]. The Supply Payment shall be paid to REPARE by DEBIOPHARM within [***] from receipt of REPARE’s invoice, which invoice shall be dated no earlier than [***].

(iv)
Notwithstanding anything to the contrary in the Combination Study Collaboration Agreement, [***].

(v)
Exhibit 5 lists all of the contracts that REPARE has entered into for the completion of the MYTHIC Clinical Study and MYTHIC clinical study modules 1, 2 and 3 from and after the Effective Date, as well as [***].

3.2 Development Obligations.

Subject to Section 3.5 hereof, DEBIOPHARM shall have the sole responsibility to undertake the development of the REPARE Products and Combination Products, at its sole cost and expense, and shall retain final decision-making authority on all development and regulatory matters relating to the REPARE Products and Combination Products in the Field in the Territory.

3.3 Exclusive Manufacturing Rights.

DEBIOPHARM shall have the sole and exclusive rights to manufacture, or have manufactured, REPARE Products. DEBIOPHARM shall, at its own discretion, determine the sites for the manufacture, release and supply of the REPARE Compound and REPARE Products.

3.4 Commercialization.

Subject to Section 3.5 hereof, DEBIOPHARM shall be solely responsible for the Commercialization of REPARE Products and Combination Products in the Territory, including without limitation the pricing and reimbursement strategy.

3.5 Diligence.

DEBIOPHARM shall use Reasonable Commercial Efforts to develop, obtain Marketing Approval of, and Commercialize a REPARE Product or Combination Product in each of [***].

3.6 Non-compete.

(i)
REPARE shall not, by itself or through any of its Affiliates and/or Third Parties, develop, have developed, register, have registered, manufacture, have manufactured, market, promote, sell, offer for sale, or distribute any Competing Product in any Country for a time period running from the Effective Date until [***]

(ii)
If a Change of Control occurs with respect to REPARE, then Section 3.6(i) shall not apply to any activities conducted by the relevant Third Party or any Affiliate of such Third Party (other than REPARE or any Person that was an Affiliate of REPARE immediately prior to such Change of Control) (such activities, “Acquirer Activities”), as long as (a) none of the REPARE Intellectual Property Rights (other than publicly available Know-How) are used in such Acquirer Activities and (b) no Confidential Information of DEBIOPHARM or its Affiliates is used in any such Acquirer Activities.

3.7 Reporting.

DEBIOPHARM shall provide to REPARE a reasonably detailed annual progress report [***] during the Term on the status of [***]. If requested by REPARE within [***] after receipt of each such report, DEBIOPHARM personnel who prepared such report will meet with REPARE (which may be by teleconference) to discuss any reasonable questions or comments that REPARE might reasonably have on such report.

4. CONSIDERATION

4.1 Consideration.

As consideration for the Licensed Rights, DEBIOPHARM shall pay to REPARE the amounts set forth in this Article 4.

4.2 Upfront Fee.

DEBIOPHARM shall pay REPARE a non-refundable upfront fee of US$ 10,000,000.00

(Ten Million United States Dollars) following the Effective Date (the “Upfront Fee”). The Upfront Fee shall be paid to REPARE by DEBIOPHARM within [***] from receipt of REPARE’s invoice, with the deduction of [***].

4.3 Milestones.

DEBIOPHARM shall pay the non-refundable milestone payments set forth in this Section 4.3 (the “Milestone Payment(s)”), [***]

Tables [***]

DEBIOPHARM shall provide REPARE with written notice within [***] of the occurrence of any of the milestone events set forth under the headings “Clinical Trial Milestone Events” and “Regulatory Approval Milestone Events” in this Section 4.3, and within [***] of the end of the Calendar Year in which any of the milestone events set forth under the headings “Sales Milestone Events” in this Section 4.3 is achieved, and the Milestone Payments are payable by DEBIOPHARM to REPARE [***].

In the event that a given milestone event set forth under the headings “Clinical Trial Milestone Events” of this Section 4.3 is realized and becomes payable but any milestone event(s) that constitutes a prior step was never realized and was never paid to REPARE, such prior milestone event(s) shall automatically be deemed to have occurred and become due and payable simultaneously with such occurring milestone event. Notwithstanding the foregoing, the milestone events in subparagraphs (ii) and (iii) under the headings “Clinical Trial Milestone Events” of this Section 4.3 shall not be deemed to constitute prior steps to the milestone events in subparagraphs (iv) and (v) under the headings “Clinical Trial Milestone Events”.

4.4 Royalties on Sublicensee Royalties.

DEBIOPHARM shall pay REPARE Royalties on Sublicensee Royalties received by DEBIOPHARM at a Royalty rate of [***].

4.5 Royalties on Net Sales.

In the event that DEBIOPHARM and/or its Affiliates sell any REPARE Product or Combination Product in a Country directly, Royalties shall be paid by DEBIOPHARM to REPARE at the rate of [***] of Net Sales of all REPARE Products and Combination Products sold in such Country directly (“Direct Royalties”).

4.6
Sublicensing Revenue.

In the event that DEBIOPHARM and/or its Affiliate enters into one or more Sublicense Agreements within a time period of [***] after the Effective Date, DEBIOPHARM shall pay to REPARE Sublicensing Revenue equal to [***] of the aggregate Sublicensee Upfront Fee with respect to each such Sublicense Agreement executed by DEBIOPHARM or any of its Affiliates. The payments owed under this Section 4.6 shall be paid to REPARE within [***] following receipt by DEBIOPHARM or its Affiliate of [***].

4.7 Third Party Royalties.

If, during the Term, DEBIOPHARM or its Affiliate, at its sole discretion, obtains a license from a Third Party, or continues in effect any license in existence as of the Effective Date with any Third Party in order to avoid infringing such Third Party Intellectual Property Rights in the course of the sale of a REPARE Product or Combination Product by DEBIOPHARM, its Affiliate or Sublicensee in a Country, then, subject to Section 4.9 hereof:

(i) the Direct Royalties payable with respect to such REPARE Product and/or Combination Product in such Country in each calendar quarter shall be reduced by an amount equal to [***]; and

(ii) if the applicable Sublicensee does not bear a portion of the Third Party Royalties associated with such Third Party Intellectual Property Rights, [***] the portion of Sublicensee Royalties payable under Section 4.4 hereof with respect to such REPARE Product and/or Combination Product in such Country in each calendar quarter shall be reduced by an amount equal to [***].

Upon request from REPARE, DEBIOPHARM shall provide evidence of payments of such Third Party Royalties.

4.8 Generic Products.

On a REPARE Product-by-REPARE Product or Combination Product-by-Combination Product (as applicable), Country-by-Country, and calendar quarter-by-calendar quarter basis, [***] in such calendar quarter, the Direct Royalty rate to be paid to REPARE for sales of that REPARE Product or Combination Product in that Country in that calendar quarter will, subject to Section 4.9 hereof, be reduced by [***].

4.9 Royalty Floor.

In no event shall the Royalty reductions described in Section 4.7 or 4.8 hereof, alone or together, reduce the Royalties, including Direct Royalties, payable by DEBIOPHARM for a given REPARE Product or Combination Product in a given Country in any given calendar quarter to less than [***] of the amounts otherwise payable by DEBIOPHARM for such REPARE Product or Combination Product in such Country in such calendar quarter pursuant to Section 4.4 or 4.5, as applicable. [***].

5. PAYMENTS

5.1 Royalties.

Royalties shall be paid by DEBIOPHARM to REPARE [***]

5.2 Milestone Payments.

Milestone Payments shall be paid in accordance with Section 4.3 hereof.

5.3 Sublicensing Revenue.

Sublicensing Revenue shall be paid in accordance with Section 4.6 hereof.

5.4 Payments.

Payments shall be made to the bank account indicated by REPARE. All payments, including Milestone Payments and Royalties, shall be paid in United States Dollars. If Net Sales or payments to DEBIOPHARM and its Affiliates of Sublicensee Royalties, or Sublicensee Upfront Fee, are made in a currency other than the United States Dollar, [***].

5.5 Late Payments.

Any payment under this Agreement that is overdue shall bear interest, to the extent permitted by Applicable Laws, at an annual rate equal to the lesser of [***]; in each case ((i) and (ii)) calculated on the number of days such payment is delinquent.

5.6 Taxes.

Either Party shall pay all income, revenue, value added, and other taxes on account of payments accruing or made under this Agreement.

DEBIOPHARM shall comply with the laws governing withholding tax or other similar taxes which may be owed on any payment to REPARE under this Agreement. Moreover, DEBIOPHARM undertakes to take the necessary measures to permit REPARE to recover all withholding tax and other taxes incumbent upon it. For this purpose, DEBIOPHARM will take all the necessary steps with the authorities to avoid any double taxation of REPARE. Should any payment to DEBIOPHARM be made by REPARE, including in the event of any reimbursement in accordance with Section 5.7 hereof, the same obligations of assistance shall apply to REPARE.

[***]

5.7 Audits.

DEBIOPHARM shall maintain and shall cause its Affiliates and Sublicensees to maintain full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all Royalties and sales Milestone Payments due under this Agreement. Such books of account shall be kept at their principal place of business. DEBIOPHARM and its Affiliates shall permit REPARE, by independent qualified public accountants selected by REPARE and reasonably acceptable to DEBIOPHARM, to examine such books and records at any reasonable time, but not later than [***] following the rendering of any corresponding reports, accountings and payments pursuant to this Agreement. [***] Such accountants may be required by DEBIOPHARM and its Affiliates to enter into reasonably acceptable confidentiality agreements, and in no event shall such accountants disclose to REPARE any information other than such as relates to the accuracy of reports and payments made or due hereunder. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the Parties other than in the case of manifest error. [***].

6. INTELLECTUAL PROPERTY RIGHTS AND INFRINGEMENT

6.1 Ownership of Intellectual Property Rights.

Any and all DEBIOPHARM Intellectual Property Rights shall be owned by DEBIOPHARM. Any and all REPARE Intellectual Property Rights shall be owned by REPARE. Any and all Joint

Intellectual Property shall be owned jointly by the Parties. Determination of inventorship shall be made in accordance with patent laws of the United States of America.

Neither Party shall license or assign to any Third Party any of its interest, or part thereof, in any Joint Intellectual Property without the other Party’s prior written consent.

6.2 Prosecution and Maintenance of REPARE Patents.

[***]. All pending patent applications and issued patents included in the REPARE Patents and Joint Patents shall be prepared, prosecuted, filed and maintained by outside patent counsel chosen by DEBIOPHARM and reasonably acceptable to REPARE. DEBIOPHARM shall or shall instruct its patent counsel to (i) keep both DEBIOPHARM and REPARE regularly informed of the progress of the prosecution, issuance and maintenance of all such patent applications and patents, (ii) give DEBIOPHARM and REPARE reasonable opportunity to review and comment on such prosecution prior to taking material action, and (iii) give due consideration in good faith to comments received from REPARE. For the sake of clarity, subject to the remainder of this Section 6.2, DEBIOPHARM shall make all decisions in connection with prosecution, issuance and maintenance of all REPARE Patents and Joint Patents. DEBIOPHARM will not finally abandon any patent REPARE Patent or Joint Patent without first notifying REPARE in writing. In such event, [***]. In such event, such REPARE Patent or Join Patent (as applicable) will remain licensed to DEBIOPHARM as part of the Licensed Rights.

DEBIOPHARM shall have no liability to REPARE for damages, whether direct, indirect or incidental, consequential or otherwise, arising from its good faith decisions, actions and omissions in connection with patent filing, prosecution and maintenance hereunder if DEBIOPHARM has complied with its obligations under this Section 6.2.

6.3 Notice of Patent Infringement.

Either Party shall promptly notify the other Party in writing if it reasonably believes that any REPARE Patent or Joint Patent is being, or has been, infringed or misappropriated by a Third Party in any country of the world any in a manner that is, or could reasonably be expected to be, competitive with any REPARE Product or Combination Product (“Competitive Infringement”).

6.4 Prosecution of Patent Infringement.

DEBIOPHARM shall have the first right, but not the obligation, to prosecute Competitive Infringement in the Territory. For the avoidance of doubt, it is hereby agreed that REPARE may not prevent DEBIOPHARM from starting and conducting such a lawsuit on the basis of a Joint Patent. In the case of a Competitive Infringement prosecution, [***]. DEBIOPHARM shall notify REPARE of such Competitive Infringement and keep REPARE reasonably informed with respect to the disposition of any action taken in connection therewith and shall reasonably consider REPARE’s comments on any such action. [***]. DEBIOPHARM shall not settle any claim involving the REPARE Patents or Joint Patents that would limit or compromise the scope, validity or enforceability of any REPARE Patent or Joint Patent without the consent of REPARE, which consent shall not be unreasonably withheld. If DEBIOPHARM does not bring action to prosecute Competitive Infringement in the Territory [***] after notification thereof to or by DEBIOPHARM pursuant to Section 6.3 hereof, then REPARE, shall have the right, upon written approval of DEBIOPHARM to initiate an action against any Third Party engaged in such Competitive Infringement directly or contributorily in the Territory. [***] In any action for Competitive Infringement in the Territory, the Parties shall provide each other with reasonable cooperation and assistance and if required by Applicable Laws that each owner of a Joint Patent must be plaintiff, the non-prosecuting Party shall be obliged to participate into the proceedings as plaintiff, [***].

6.5 DEBIOPHARM Trademarks.

DEBIOPHARM shall have the right to identify and select one or more DEBIOPHARM Trademarks to be used to register, sell, license, distribute and promote the REPARE Products and any Diagnostic Tool in the Territory. DEBIOPHARM shall own all rights to the DEBIOPHARM Trademarks and the corresponding goodwill and, at its cost, shall be responsible for procurement, registration, maintenance and enforcement of any of the DEBIOPHARM Trademarks in the countries it determines as reasonably necessary. Unless otherwise agreed in writing between the Parties, REPARE shall not avail itself of any license on any DEBIOPHARM Trademark or any other trademark of DEBIOPHARM, shall not register or use any trademark of DEBIOPHARM and shall not license, register or use any trademark or trade name which is the same as, or confusingly similar to, any trademark of DEBIOPHARM. REPARE shall not use any trade dress used by DEBIOPHARM or confusingly similar to any trade dress used by DEBIOPHARM. Unless otherwise agreed in writing between the Parties, DEBIOPHARM shall not avail itself of any license on any trademark of REPARE, shall not register or use any trademark of REPARE and shall not license, register or use any trademark or trade name which is the same as, or confusingly similar to, any trademark of REPARE. DEBIOPHARM shall not use any trade dress used by REPARE or confusingly similar to any trade dress used by REPARE.

6.6 Infringement of DEBIOPHARM Trademarks.

REPARE shall promptly notify DEBIOPHARM in writing of any infringement of a DEBIOPHARM Trademark in the Territory that comes to its knowledge. DEBIOPHARM shall have the sole right, but not the obligation, to initiate proceedings against, or defend Claims made by, any Person in connection with any of the DEBIOPHARM Trademarks. The commencement, strategies, termination, settlement or defense of any action relating to the validity of the DEBIOPHARM Trademarks shall be decided by DEBIOPHARM. Any such proceedings shall be at the expense of DEBIOPHARM. [***].

7. TERM, EXPIRY AND TERMINATION

7.1 Term.

This Agreement shall enter in force as of the Effective Date and remain in effect until the expiry of the last-to-expire Royalty Term, unless earlier terminated in accordance with this Article 7 or as otherwise agreed in writing by the Parties (the “Term”).

7.2 Termination by Either Party.

Either Party may terminate this Agreement by written notice to the other Party if the other Party:

(i) is in material breach of this Agreement and such material breach is not remediable, or if remediable, has not been remedied within [***] of written notice requiring it to be remedied; or

(ii) the other Party ceases or threatens to cease to trade or becomes or is deemed insolvent, is unable to pay its debts as they fall due, files for bankruptcy, has a receiver,

administrative receiver, administrator or manager appointed over the whole or any part of its assets or business, makes any composition or arrangement with its creditors or an order of resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation or reconstruction), or takes or suffers any similar or analogous procedure, action or event in consequence of debt in any jurisdiction, which procedure, action or event is not dismissed [***], and with regard to REPARE, ceases to exist as a result of a governmental decision.

7.3 Termination by DEBIOPHARM in its Sole Discretion.

Prior to the grant of the first Marketing Authorization for any REPARE Product or Combination Product in the Territory, DEBIOPHARM may terminate this Agreement at any time, in DEBIOPHARM’s sole discretion, by giving [***] written notice to REPARE, and with no further payments to REPARE (aside from any previously accrued payment obligation). After the grant of the first Marketing Authorization for any REPARE Product or Combination Product in the Territory, DEBIOPHARM may terminate this Agreement at any time by giving [***] written notice to REPARE, and with no further payments to REPARE (aside from any previously accrued payment obligation), if DEBIOPHARM determines in its sole discretion that scientific, technical, regulatory or economic reasons provide grounds for DEBIOPHARM to cease further pursuit of the purposes and objectives of this Agreement.

8. EFFECT OF EXPIRY AND TERMINATION

8.1 No Impact on Prior Rights.

Any termination or expiry of this Agreement shall not relieve either Party of any liability or obligation that accrued hereunder prior to the effective date of such expiration or termination, nor preclude either Party from pursuing any rights or remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such expiration or termination.

8.2 Perpetual License.

If this Agreement expires with respect to any REPARE Product or Combination Product in any Country due to the expiry of the Royalty Term hereof with respect to such REPARE Product or Combination Product in such Country, and is not earlier terminated, DEBIOPHARM shall have, with effect from the date of expiry of this Agreement with respect to such REPARE Product or Combination Product in such a Country, a fully paid-up, non-exclusive, sub-licensable, perpetual and irrevocable license under the Licensed Rights to develop, have developed, improve, have improved, register, have registered, make, have made, use, have used, market, store, package, label, sell, distribute, export and import such REPARE Product or Combination Product in the Field in such Country.

8.3 Termination by DEBIOPHARM for REPARE’s Breach.

If this Agreement is terminated by DEBIOPHARM pursuant to Section 7.2(i) hereof, all licenses granted to DEBIOPHARM under this Agreement shall terminate and all Licensed Rights shall revert to REPARE at no cost to REPARE; except that DEBIOPHARM shall have the option, in its sole discretion, [***].

8.4 Payment Reduction in Lieu of Termination

With respect to [***].

8.5 Termination by DEBIOPHARM for REPARE’s Bankruptcy.

If this Agreement is terminated by DEBIOPHARM pursuant to Section 7.2(ii) hereof, all licenses granted to DEBIOPHARM under this Agreement shall terminate and all Licensed Rights shall revert to REPARE [***].

8.6 Termination by REPARE for DEBIOPHARM’s Breach.

If this Agreement is terminated by REPARE pursuant to Section 7.2(i) hereof, all licenses granted to DEBIOPHARM under this Agreement shall terminate and all Licensed Rights shall revert to [***].

8.7 Termination by REPARE for DEBIOPHARM’s Bankruptcy.

If this Agreement is terminated by REPARE pursuant to Section 7.2(ii) hereof, all licenses granted to DEBIOPHARM under this Agreement shall terminate and all Licensed Rights shall revert to REPARE [***].

8.8 Termination by DEBIOPHARM.

If this Agreement is terminated by DEBIOPHARM pursuant to Section 7.3 hereof, all licenses granted to DEBIOPHARM under this Agreement shall terminate and all Licensed Rights shall revert to REPARE [***].

8.9 License to REPARE.

In the event this Agreement is terminated for any reason, at REPARE’s written request, rights pertaining to the DEBIOPHARM Foreground Patents, DEBIOPHARM Foreground Know-How, and DEBIOPHARM’s interest in the Joint Intellectual Property shall be licensed to REPARE for use in relation to the REPARE Compound, REPARE Products, and Combination Products, provided [***].

8.10 Other Consequences of an Early Termination.

In the event of an early termination of this Agreement,

(i)
DEBIOPHARM shall:

(a) make its personnel reasonably available to REPARE as necessary to effect an orderly transition to REPARE or its designee of development and Commercialization responsibilities with respect to the REPARE Compound and REPARE Products, [***]; and

(b) assign and transfer to REPARE, and execute all such documents as may be reasonably required to transfer hereunder, at no expense to REPARE, all of DEBIOPHARM’s and its Affiliates’ and Sublicensees’ right, title and interest in all Data, Regulatory Filings, Marketing Authorizations and clinical trial agreements and manufacturing agreements to the extent they pertain to REPARE Products (to the extent assignable and not cancelled);

(ii)
[***]

(iii)
unless otherwise agreed in writing by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto executed at any time after the Effective Date to the exception of non-disclosure agreements;

(iv)
[***]; and

(v)
pursuant to a technology transfer plan to be mutually agreed by the Parties, acting reasonably and in good faith, DEBIOPHARM shall transfer all Know-How Controlled by DEBIOPHARM that is necessary to manufacture the REPARE Products as manufactured by or on behalf of DEBIOPHARM and its Affiliates prior to termination of this Agreement.

8.11 Surviving Provisions.

Expiration or termination of this Agreement will not affect the rights and obligations of the Parties accrued under this Agreement prior to such expiration or termination. In addition, Articles 1, 4, 5 (solely with respect to any amounts owed, but not paid, as of the effective date of expiration or termination), 8, 10, 11, 16, 18, and 19, and Sections 2.9, 6.1, and 9.3, will survive any expiration or termination of this Agreement.

9. WARRANTIES

9.1 Mutual Representations and Warranties.

Either Party hereby represents and warrants, as of the Effective Date, as follows:

(i) it is a corporation or legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(ii) (a) it has the full right and authority to enter into this Agreement and perform its obligations hereunder, (b) it is not aware of any impediment that would prevent it from entering into this Agreement or that would inhibit its ability to perform its obligations under this Agreement, (c) it has taken all necessary corporate actions on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (d) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

(iii) it has not entered into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or materially adversely affect the rights granted to the other Party under this Agreement. The performance and execution of this Agreement will not result in a breach of any other contract to which it is a party;

(iv) it is not aware of any action, suit, inquiry or investigation instituted by any Third Party that questions or threatens the validity of this Agreement;

(v) all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained; and

(vi) to the best of its knowledge, such Party has the right to grant to the other Party the rights and licenses granted by such Party to the other Party pursuant to this Agreement.

9.2 REPARE’s Representations and Warranties.

REPARE hereby represents and warrants to DEBIOPHARM, as of the Effective Date, as follows:

(i) REPARE has the right to grant to DEBIOPHARM the rights that REPARE purports to grant DEBIOPHARM hereunder; REPARE is the owner of, or Controls, the Licensed Rights that exist on the Effective Date, free and clear of all liens or security interests as well as of any financial obligations, debts or liabilities that would encumber or restrict the rights granted herein, including, but not limited to, any unpaid royalties, fees, taxes, or other payments due to any third party as of the Effective Date;

(ii) REPARE does not own, control or otherwise have the right to use or practice any rights under any patents that are not included in the Licensed Rights and that would be necessary to the development, manufacture, marketing, promotion, use, sale, import or export of the REPARE Compound;

(iii) to REPARE’s knowledge, the development, manufacture, and Commercialization of the REPARE Compound, as it exists on the Effective Date, as contemplated in this Agreement does not infringe patent owned by any Third Party;

(iv)
to REPARE’s knowledge, REPARE is not aware of and has not given any notice to any Third Party alleging infringement by such Third Party of all or any portion of the Licensed Rights relating to the REPARE Compound or any REPARE Product;

(v)
to REPARE’s knowledge, no Third Party is infringing any REPARE Patent;

(vi)
REPARE has disclosed to DEBIOPHARM (a) the material results of all preclinical and clinical testing in its possession and Control; and (b) all material information in its possession and control concerning side effects, injury, toxicity or sensitivity reaction with respect to the REPARE Compound and REPARE Products;

(vii)
to REPARE’s knowledge, REPARE has not intentionally withheld any information, including Data that, in REPARE’s reasonable judgement, is material to this Agreement;

(viii)
to REPARE’s knowledge, all information and Data disclosed by REPARE to DEBIOPHARM in connection with the negotiation of this Agreement are complete and accurate in all material respects;

(ix)
there is no litigation pending against REPARE with respect to all or any portion of the Licensed Rights;

(x)
REPARE has not received any research grant from, or entered into any agreement with, any Governmental Authority with regard to the REPARE Compound or any REPARE Product;

(xi)
Exhibit 3 sets forth an accurate and complete list of all REPARE Patents at the Effective Date;

(xii)
to REPARE’s knowledge, the REPARE Patents that have issued as of the Effective Date have been properly maintained and are not invalid or unenforceable, in whole or in part; and

(xiii)
REPARE has not provided to DEBIOPHARM any documents or materials that it knows contain any untrue statement of a material fact, and REPARE has not intentionally failed to disclose to DEBIOPHARM any material and relevant fact or circumstance known to REPARE, in each case regarding the safety or efficacy of the REPARE Compound.

(xiv)
There are no pending, or to REPARE's knowledge, threatened, disputes, claims, arbitrations, litigations, or other proceedings related to the quality, performance, or payment for any services rendered by or on behalf of REPARE prior to the Effective Date. To REPARE’s knowledge as of the Effective Date, no event has occurred or circumstance exists that would reasonably be expected to give rise to any such dispute or claim.

9.3 No Other Representations or Warranties.

Except as expressly provided in this Agreement, the foregoing representations and warranties are in lieu of, and EACH Party expressly disclaims, any and all representations and warranties of any kind, express or implied, including without limitation, warranties of design, merchantability, NON-INFRINGEMENT, and fitness for a particular purpose.

9.4 REPARE’s Covenants.

REPARE covenants that:

(i)
it will not grant any interest in the REPARE Intellectual Property Rights (including any assignment of the REPARE Intellectual Property Rights or the Joint Improvements) which is inconsistent with the terms and conditions of this Agreement, and it will use all reasonable precautions to preserve the confidentiality of the REPARE Know-How;
(ii)
it will not amend or modify the terms of any agreement under which it obtains rights to any of the REPARE Intellectual Property Rights without the prior written consent of DEBIOPHARM, except for the purpose of carrying the activities undertaken pursuant to the terms of this Agreement or to the extent such amendment or modification would not adversely affect DEBIOPHARM’s rights under this Agreement; and
(iii)
it will comply with, perform and observe in all material respects all obligations under each agreement under which it obtains rights to any of the REPARE Intellectual

Property Rights, and will not commit any act or fail to perform any obligation which would amount to a default or event of default or which, with the giving of notice, the lapse of time or the happening of any other event or condition would become a default or event of default thereunder or give rise to any right to terminate any such agreement or any part thereof.

9.5
DEBIOPHARM’s Covenants.

DEBIOPHARM covenants that, to the extent it is performing any such activities under this Agreement, it shall comply in all material respects with all Applicable Laws applicable to the development, manufacture and Commercialization of REPARE Products, Combination Products, and Diagnostic Tools.

9.6
Mutual Covenants.

Each Party covenants that it shall disclose promptly to the other Party all information in its possession or control and as to which it becomes aware concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to the REPARE Compound, any REPARE Product, or any Combination Product.

10. INDEMNIFICATION

10.1 Indemnification by DEBIOPHARM.

[***]

10.2 Indemnification by REPARE.

[***]

10.3 Claim.

In the event of a Claim by a Third Party against either Party or any person entitled to indemnifications under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party having the indemnification obligation under this Agreement with respect to such Claim (such Party, the “Indemnifying Party”) in writing of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party under this Article 10. The Indemnified Party shall cooperate with the Indemnifying Party (and its insurer) as the Indemnifying Party may reasonably request, [***]. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify an Indemnified Party in connection with any settlement made without the Indemnifying Party’s prior written consent. If the Parties cannot agree as to the application of this Article 10 to any Third Party Claim, the Parties may conduct separate defenses of such Claim, with each Party retaining the right to claim indemnification from the other in accordance with this Article 10 upon resolution of the underlying Claim.

10.4 Exclusions.

NOTWITHSTANDING ANYTHING EXPRESSED OR IMPLIED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 10, IN NO EVENT SHALL [***].

11. CONFIDENTIALITY

11.1 Confidentiality Obligations.

The Receiving Party agrees to keep confidential all Confidential Information disclosed to it by the Disclosing Party, not to disclose such Confidential Information to any Third Party unless it first obtains the written consent of the Disclosing Party, and not to use such Confidential Information other than as permitted by the terms of this Agreement. The Receiving Party may disclose the Disclosing Party’s Confidential Information, without the Disclosing Party’s prior written consent, to the Receiving Party’s consultants, experts, (potential) subcontractors and manufacturers and licensees, including Sublicensees, who have a legitimate need to have access to said Confidential Information, who shall be bound (by contract or by operation of law) by confidentiality and non-use commitments no less restrictive than those of this Agreement, and who shall have been made aware of the confidential nature of the Confidential Information.

11.2 Mandatory Disclosures.

The Receiving Party may disclose the Disclosing Party’s Confidential Information where disclosure is required by Applicable Laws, a court of competent jurisdiction, a Regulatory Authority or stock exchange with authority over the Receiving Party’s business or securities, provided that the Receiving Party shall give the Disclosing Party as much notice of the disclosure as is permitted and practicable and, where possible, shall give the Disclosing Party an opportunity to make representations in relation to the proposed disclosure.

11.3 Return of Confidential Information.

In the event of the termination or expiry of this Agreement for any reason, the Receiving Party shall, [***], return to the Disclosing Party or destroy copies of all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control, to the exception of (i) general electronic back-up copies not easily accessible and of (ii) one (1) copy to ensure the performance by the Receiving Party of its obligations of confidentiality and non-use, except that such retained copies shall remain subject to the obligations of confidentiality and non-use set forth in this Article 11 indefinitely.

11.4 Surviving Obligations.

The obligations of confidentiality set forth in this Article 11 shall survive the expiry or termination of this Agreement [***]. Notwithstanding the foregoing, DEBIOPHARM shall be entitled to enter into agreements with academic institutions, universities, contract research organizations, provider of services and other licensees that may provide for obligations of confidentiality and non-use that shall expire [***].

12. PUBLICATIONS

12.1 Publications by DEBIOPHARM.

Subject to the remainder of this Section 12.1, DEBIOPHARM shall have the right to publish any information, Data or results relating to the REPARE Compound, REPARE Products, and Combination Products, including, but not limited to, any information, Data or results from preclinical studies undertaken by academic institutions at the request of DEBIOPHARM, or Data or results from clinical trials, in DEBIOPHARM’s sole discretion.

Prior to submission of information, Data or results for publication or presentation relating to the REPARE Compound or any REPARE Product or Combination Product, DEBIOPHARM shall provide REPARE with a copy of such proposed publication or presentation, [***]. If such publication or presentation contains an invention of REPARE that is patentable and which requires protection, then, upon request from REPARE, DEBIOPHARM shall delay such publication or presentation for [***] or shall delete information on such invention from such proposed publication or presentation. If such publication or presentation contains any Confidential Information of REPARE, then, at REPARE’s request, DEBIOPHARM shall delete such Confidential Information prior to publishing or presenting such publication or presentation.

12.2 Publications by REPARE.

Except as required by Applicable Laws, REPARE shall not publish any information, Data or results relating to the REPARE Compound, REPARE Products, or Combination Products without prior submission of a final draft to DEBIOPHARM for DEBIOPHARM’s review and comments. Prior to submission of such information, Data or results for publication or presentation, REPARE shall provide DEBIOPHARM with a copy of such proposed publication or presentation, [***] prior to the intended submission. DEBIOPHARM shall have [***] to provide REPARE with its comments. If such publication or presentation contains an invention of DEBIOPHARM that is patentable and which requires protection, and upon request from DEBIOPHARM, REPARE shall delay such publication or presentation for [***] or delete information on such invention from such proposed publication or presentation. If such publication or presentation contains any Confidential Information of DEBIOPHARM, then, at DEBIOPHARM’s request, REPARE shall delete such Confidential Information prior to publishing or presenting such publication or presentation.

12.3 Press Release.

The Parties shall issue a mutually agreed upon press release at an agreed date promptly following the execution of this Agreement. The Parties will jointly discuss and agree in writing on any statement to the public regarding this Agreement or any of its terms, subject in each case to disclosure otherwise required by Applicable Law as determined in good faith by either Party. When either Party elects to make any such statement, it will give the other Party at least [***] notice (or where such notice is not practicable, as much notice as is reasonably practicable) to the other Party to review and comment on such statement and will consider such other Party’s comments in good faith.

13. INVESTIGATOR SPONSORED RESEARCH

13.1 Investigator Sponsored Research.

Notwithstanding the obligations of DEBIOPHARM to ensure that all sublicenses granted by DEBIOPHARM shall be subject to the terms and conditions of this Agreement as set forth in Section 2.2 hereof, DEBIOPHARM shall be entitled to provide support to an Investigator Sponsored Research, which may include, but is not limited to, a supply of REPARE Products or Combination Products, a supply of equipment or medical devices, submission of a letter of intent and other supporting documents for a grant application, expert advice, and/or any financial contribution to the Investigator Sponsored Research, and DEBIOPHARM may enter into agreements with academic institutions, clinical sites, investigators, contract research organizations (CROs), or any other Third Party regarding such an Investigator Sponsored Research, including without limitation agreements for the supply of medicinal products or equipment to a clinical site, the terms and conditions of which might not be fully consistent with the terms and conditions of this Agreement, including those pertaining to confidentiality obligations, publications, and Intellectual Property Rights and Know-How. However, DEBIOPHARM shall use [***] to ensure that the terms and conditions of any such agreement are fully consistent with the terms and conditions of this Agreement.

13.2 No Claim.

DEBIOPHARM may provide its support to an Investigator Sponsored Research whenever such an Investigator Sponsored Research is reasonably assessed by DEBIOPHARM as contributing to the development of a REPARE Product, Combination Product or Diagnostic Tool. Provided that DEBIOPHARM acted in good faith, REPARE shall have no claim against DEBIOPHARM, and DEBIOPHARM shall bear no liability, for any publication by a Third Party, or acquisition of ownership by a Third Party of Intellectual Property Rights, pertaining to the REPARE Compound or REPARE Products in relation to an Investigator Sponsored Research.

13.3 Information.

DEBIOPHARM shall inform REPARE of its intent to provide its support to an Investigator Sponsored Research in writing [***] prior to any disclosure of REPARE Confidential Information in relation to the Investigator Sponsored Research. DEBIOPHARM will review and consider in good faith any comments or objections that REPARE might have regarding DEBIOPHARM’s support to the Investigator Sponsored Research. For the sake of clarity, DEBIOPHARM shall retain final decision powers regarding any support to an Investigator Sponsored Research.

13.4 Applicable Laws.

The support of DEBIOPHARM to an Investigator Sponsored Research shall be provided in accordance with Applicable Laws.

13.5 Actions and Omissions of a Third Party.

For the sake of clarity, the Third Party that performs an Investigator Sponsored Research shall not be deemed a Sublicensee or licensee, and therefore:

(i)
subject to the obligation to indemnify REPARE as set forth in Section 10.1 hereof, DEBIOPHARM shall bear no liability for any action or omission of any Third Party that is involved in the Investigator Sponsored Research;

(ii)
in the event that the realization by a Third Party of any event under an Investigator Sponsored Research corresponds to a milestone event set forth in this Agreement, the corresponding milestone event set forth in this Agreement shall not be deemed realized, and payment of the corresponding Milestone Payment shall not be due by DEBIOPHARM; for the sake of clarity, the Milestone Payment is due when the milestone event is realized by DEBIOPHARM, its Affiliate, or a Sublicensee; and

(iii)
the provisions of this Agreement concerning patent prosecution and maintenance, and patent litigation, shall not apply to any intellectual property rights controlled by a Third Party resulting from, or that have been generated or created in relation to, an Investigator Sponsored Research.

Article 10 shall apply to any claim arising out of, or in relation to, the support of DEBIOPHARM to an Investigator Sponsored Research.

13.6 Continuous Support.

Notwithstanding the termination of this Agreement by either Party for whatever reasons, and provided that DEBIOPHARM is already bound by a written agreement to provide its support to an Investigator Sponsored Research at the date of notification to REPARE of the termination by DEBIOPHARM of this Agreement, or prior to receipt by DEBIOPHARM of a termination notice from REPARE, whichever is applicable, DEBIOPHARM shall be authorized to provide its support to an Investigator Sponsored Research until completion of the Investigator Sponsored Research, provided that such support to the Investigator Sponsored Research shall not exceed [***].

14. SINGLE PATIENT USE

14.1 Single Patient Use.

Notwithstanding the obligations of DEBIOPHARM to ensure that all sublicenses granted by DEBIOPHARM shall be subject to the terms and conditions of this Agreement as set forth in Section 2.2 hereof, DEBIOPHARM shall be entitled to provide a REPARE Product or Combination Product, and information on the REPARE Compound and a REPARE Product or Combination Product, to a physician or a hospital for a Single Patient Use, and DEBIOPHARM may enter into agreements with such a physician or hospital, including without limitation agreements for the supply of medicinal products or equipment, the terms and conditions of which might not be fully consistent with the terms and conditions of this Agreement, including those pertaining to confidentiality obligations, publications, and Intellectual Property Rights and Know-How. However, DEBIOPHARM shall use [***] to ensure that the terms and conditions of any such agreement are fully consistent with the terms and conditions of this Agreement.

14.2 No Claim.

DEBIOPHARM may provide a REPARE Product or Combination Product, and information on the REPARE Compound and a REPARE Product or Combination Product, to a physician or a hospital for a Single Patient Use in its sole discretion, and provided that DEBIOPHARM acted in good faith, REPARE shall have no claim against DEBIOPHARM, and DEBIOPHARM shall bear no liability, for any publication by such physician or hospital, or acquisition of ownership by such physician or hospital of Intellectual Property Rights, pertaining to the REPARE Compound or a REPARE Product in relation to such Single Patient Use.

14.3 Information.

DEBIOPHARM shall inform REPARE of its intent to provide its support to a Single Patient Use in writing (an email being sufficient) prior to providing any support to the Single Patient Use. DEBIOPHARM will review and consider in good faith any comments or objections that REPARE might have regarding DEBIOPHARM’s support to the Single Patient Use. For the sake of clarity, [***]

14.4 Applicable Laws.

The support of DEBIOPHARM to a Single Patient Use shall be provided in accordance with Applicable Laws.

14.5 Actions and Omissions of a Third Party.

For the sake of clarity, the Third Party that uses a Combination Product in a Single Patient Use shall not be deemed a Sublicensee or a licensee, and therefore:

(i)
subject to the obligation to indemnify REPARE as set forth in Section 10.1 hereof, DEBIOPHARM shall bear no liability for any action or omission of any Third Party that is involved in the Single Patient Use; and

(ii)
the provisions of this Agreement concerning patent prosecution and maintenance, and patent litigation, shall not apply to any intellectual property rights controlled by a Third Party resulting from, or that have been generated or created in relation to, a Single Patient Use.

Article 10 shall apply to any claim arising out of, or in relation to, the support of DEBIOPHARM to a Single Patient Use.

14.6 Continuous Support.

Notwithstanding the termination of this Agreement by either Party for whatever reasons, and provided that DEBIOPHARM is already bound by a written agreement to provide its support to a Single Patient Use at the date of notification to REPARE of the termination by DEBIOPHARM of this Agreement or at the date of receipt by DEBIOPHARM of a termination notice from REPARE, whichever is applicable, DEBIOPHARM shall be authorized to provide its support to a Single Patient Use until completion of the treatment pertaining to such Single Patient Use, provided that such support to the Single Patient Use [***].

15. DATA PROTECTION

In the exercise of their rights and performance of their obligations, the Parties shall comply with all Applicable Laws relating to data protection, including without limitation, as applicable, the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), which is effective as of May 25, 2018 (the “General Data Protection Regulation”), and the Federal Act on Data Protection of Switzerland.

16. NOTICES

16.1 Save as otherwise provided in this Agreement, any notice, demand or other communication (“Notice”) to be given by either Party under, or in connection with, this Agreement shall be in writing and signed by the Party giving it. Any Notice shall be served by sending it by registered mail or courier delivery services to the attention of the relevant Party as set out in Section 16.2 hereof (or as otherwise notified from time to time in accordance with the provisions of Section 16.3 hereof).

16.2 The addressees and fax numbers of the Parties for the purpose of Section 16.1 hereof are as follows:

(i)
DEBIOPHARM

Address: [***]

To the attention of: [***]

With a copy to: [***]

To the attention of: [***]

(ii)
REPARE

Address: [***]

To the attention of: [***]

16.3 A Party may notify the other Party of a change to its name, relevant addressee, or address for the purposes of this Article 16, provided that such notice shall only be effective on:

(i)
the date specified in the notification as the date on which the change is to take place; or

(ii)
if no date is specified or the date is less than [***] after the date on which notice is given, the date following [***] after notice of any change has been given.

17. [***]

18. GOVERNING LAW AND DISPUTE RESOLUTION

18.1 This Agreement shall be governed by and construed under the laws of [***], without regard to conflict of law principles that may result in the application of the laws of a different jurisdiction.

18.2 The Parties agree that, except as set forth in Section 18.4 hereof, the procedures set forth in Sections 18.3 through 18.7 hereof shall be the exclusive mechanism for resolving any dispute, disagreement, controversy or Claim arising under, out of or relating to this Agreement and any subsequent amendments to this Agreement, including without limitation its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual Claims arising out of the subject matter of this Agreement.

18.3 Unless otherwise set forth in this Agreement, in the event of a dispute, the Parties shall remain bound by the terms of this Agreement. The dispute shall be submitted to the other Party by written Notice in accordance with Article 16 hereof, prior to any action under Section 18.6 hereof. The appropriate executive officers of the Parties shall attempt in good faith to resolve the dispute [***] as of receipt by the other Party of the aforementioned Notice.

18.4 All disputes between the Parties relating to scientific matters arising out of this Agreement may be referred to the executive officers of the Parties, which shall be assisted by a scientific Expert chosen by them. If there is no agreement as to the selection of a scientific Expert [***] as of receipt by the other Party of the written Notice regarding the dispute, or the dispute is not resolved by the executive officers of the Parties with the assistance of such a scientific Expert [***] of the matter being referred to him/her, then the dispute shall be settled by arbitration in accordance with Section 18.6 hereof.

18.5 If the Parties are unable to resolve a given dispute pursuant to Section 18.3 hereof [***] of notifying such dispute to the other Party, either Party may have the dispute settled by binding arbitration in accordance with Section 18.6 hereof.

18.6 Provided the Parties have exhausted the mechanisms under Section 18.3 or 18.4 hereof, any dispute arising out of or in connection with this Agreement, including any question or dispute regarding its existence, validity or termination, shall be referred to and finally settled by arbitration under the Rules of the International Chamber of Commerce (the “ICC Rules”). The arbitral tribunal shall consist of three (3) arbitrators. Either Party shall nominate one (1) arbitrator. The third arbitrator, who shall act as the chairman of the tribunal, may be nominated by those two arbitrators [***] of the nomination of the second arbitrator. If the arbitrators nominated by the Parties fail to nominate the third arbitrator [***], the ICC shall proceed with the appointment of the third arbitrator in accordance with the ICC Rules. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The arbitration proceedings, including the fact of their existence, all submissions and correspondence, and the award, shall be kept confidential by the Parties and shall not be disclosed to the public, except as required by law or for the purposes of enforcement.

18.7 Without resulting in the waiver of any remedy under this Agreement, Section 18.6 hereof shall not preclude either Party from seeking injunctive relief from any court of competent jurisdiction pending the commencement of arbitral proceedings.

19. MISCELLANEOUS

19.1 Independent Contractor.

Neither Party shall be deemed an agent or representative of the other Party for any purpose, and this Agreement shall not create or establish an agency. Except as may be specifically provided herein, neither Party shall have any right, power, or authority, nor shall they represent themselves as having authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose. The Parties agree that the relationship of DEBIOPHARM and REPARE established by this Agreement is that of an independent licensee and licensor. This Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture.

19.2 Third Parties.

This Agreement is neither expressly nor impliedly made for the benefit of any entity other than the Parties, and neither any Third Party nor any Affiliate shall have any claim against either Party on the basis of this Agreement.

19.3 Further Actions.

From time to time during the Term, each Party shall, at the reasonable request of the other Party, (i) deliver to such other Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute and deliver, or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as may be reasonably necessary in order for such other Party to obtain the full benefits of this Agreement and the transactions contemplated thereby, including without limitation registration of the license granted under this Agreement.

19.4 Government Approvals.

Either Party shall cooperate with the other Party and use [***] to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, permits and waivers, if required, and to do all other things necessary or desirable for the consummation of the transaction as contemplated hereby.

19.5 Entire Agreement.

This Agreement, including all the Exhibits, sets forth the entire understanding of the Parties with respect to the subject matter hereof and cancels and supersedes all previous communications, representations or understandings, and agreements, whether oral or written, between the Parties relating to the subject matter hereof.

The Mutual Confidential Disclosure Agreement entered into by and between DEBIOPHARM and REPARE, which is effective as of January 8, 2025 and dated January 9, 2025 (the “Non-disclosure Agreement”), the Combination Study Collaboration Agreement, and the Supply Agreement are hereby terminated on the Effective Date and superseded in their entirety by this Agreement.

19.6 Amendment.

No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by duly authorized officers of each Party.

19.7 Assignment.

Except to the extent otherwise expressly provided elsewhere in this Agreement, neither Party may assign, transfer, charge or otherwise encumber this Agreement or any right, benefit or interest under it, nor transfer it without the prior written consent of the other Party provided that a Party may assign this Agreement to any Affiliate or to any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets to which this Agreement relates, provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

19.8 Change of Control.

Notwithstanding anything to the contrary in this Agreement, if REPARE undergoes a Change of Control, then any technology or intellectual property rights owned, licensed, or otherwise controlled by the Person acquiring REPARE or any of such acquiring Person’s Affiliates (other than REPARE or any Affiliate of REPARE immediately before such Change of Control) shall not be included in the technology and intellectual property rights licensed to DEBIOPHARM hereunder to the extent held by such acquiring Person or its Affiliates (other than REPARE or any Affiliate of REPARE immediately before such Change of Control) prior to such transaction, or to the extent such technology or intellectual property rights are developed or acquired by such acquiring Person or any of its Affiliates outside the scope of activities conducted hereunder and without use of or reference to (i) any non-public technology or intellectual property rights of REPARE or any Affiliate of REPARE immediately before such Change of Control or (ii) any Confidential Information of DEBIOPHARM.

19.9 Performance by Affiliates.

Either Party acknowledges that obligations under this Agreement may be performed by Affiliates of DEBIOPHARM and REPARE. Either Party guarantees and warrants any performance of this Agreement by its Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such Affiliates may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

19.10 Non-solicitation.

[***], neither Party shall solicit, induce, encourage or attempt to induce or encourage any officer or other employee of the other Party to terminate his or her employment with such other Party or to breach any other obligation to such other Party. Notwithstanding the foregoing, nothing shall prevent either Party from hiring or seeking to hire any employee of the other Party who seeks employment with such Party either in response to (i) an advertisement or (ii) referral by an employment recruiter.

19.11 Force Majeure.

Any prevention, delay or interruption of performance (collectively “Delay”) by either Party under this Agreement shall not be a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected by the force majeure, including but not limited to acts of God, embargoes, governmental restrictions, terrorism, general strike, fire, flood, earthquake, explosion, riots, wars (declared or undeclared), civil disorder, rebellion or sabotage. The affected Party shall immediately notify the other Party upon the commencement and end of the Delay. During the Delay, any time for performance hereunder by either Party shall be extended by the actual time of Delay. If the Delay resulting from the force majeure [***], the other Party, upon written notice to the affected Party, may extend the Term for an amount of time equal to the Delay

19.12 Severability.

If any of the provisions of this Agreement are held to be void or unenforceable by a court of competent jurisdiction, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties. However, the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected i.e., the Parties would presumably have concluded this Agreement without the unenforceable provisions.

19.13 Waiver.

A waiver of any default, breach or non-compliance under this Agreement is not effective unless signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach, non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance.

19.14 No Right to Use Names.

This Agreement provides no grant of right to a Party, express or implied, to use in any manner the corporate or business names or trademarks of the other Party or its Affiliates.

19.15 Legal Compliance.

Each Party shall observe any and all Applicable Laws in the conduct of its activities under this Agreement, and undertakes to make and fulfil any and all formalities in connection with all such activities which may be required under Applicable Laws. The Parties further agree to comply in all means with the current applicable Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices, and apply a high standard of ethics in the conduct of its activities under this Agreement.

19.16 Language.

This Agreement has been drafted in the English language, and the English language shall control its interpretation. Any translation shall be for convenience purposes only and shall not be legally binding.

19.17 Interpretation.

The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favour of or against either Party by reason of the extent to which such a Party participated in the drafting of this Agreement.

19.18 Execution Copy.

The Parties may execute this Agreement in two (2) original copies - either of which shall be deemed an original, but which together shall constitute one and the same instrument - or by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”). Any copy transmitted via Electronic Delivery shall be treated in all manner and respects as an original copy and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Execution Date.

DEBIOPHARM INTERNATIONAL SA:	REPARE THERAPEUTICS, INC.

	/s/ Bertrand Ducrey		/s/ Steve Forte
Name	Bertrand Ducrey	Name	Steve Forte
Title	CEO	Title	CEO & CFO
Date	July 14, 2025	Date	July 15, 2025

/s/ Thierry Mauvernay
Name	Thierry Mauvernay	Name
Title	President	Title
Date	July 15, 2025	Date

Exhibits:

Exhibit 1: Combination Study Collaboration Agreement [***]

Exhibit 2: Supply Agreement [***]

Exhibit 3: REPARE Patents [***]

Exhibit 4: Technology Transfer Plan [***]